 Exhibit (a)(2)

FORM OF NOTICE OF

MERGER AND APPRAISAL RIGHTS

[●], 2013

To the Former Holders of Common Stock of Merisel, Inc.:

NOTICE IS HEREBY GIVEN, pursuant to Sections 253(d) and 262(d)(2) of the General Corporation Law of the State of Delaware (the “DGCL”), that the short-form merger (the “Merger”) of Merisel Saints Newco, Inc., a Delaware Corporation (“New Merisel”) with and into Merisel, Inc. (“MSEL”) , became effective on [●] (the “Effective Date”). Immediately prior to the Effective Date, New Merisel owned more than 90% of the outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of MSEL. Accordingly, under applicable Delaware law, no action was required by the stockholders of MSEL (other than New Merisel) for the Merger to become effective.

Pursuant to the terms of the Merger, each outstanding share of Common Stock, other than shares owned by New Merisel, shares held in treasury and shares as to which appraisal rights are exercised (as described in the Transaction Statement on Schedule 13E-3, as amended (the “Schedule 13E-3”)) held immediately prior to the Effective Date now represents only the right to receive $0.17 per share in cash, without interest (the “Common Stock Merger Price”). The Common Stock Merger Price will be paid upon surrender of the certificates for each share of Common Stock. As a result of the Merger, New Merisel will be merged with and into MSEL, with MSEL being the surviving entity and wholly owned by Saints Capital Granite, L.P. (“Saints”)

To obtain payment for your Common Stock, the certificate(s) representing such shares, together with the enclosed Letter of Transmittal, must be mailed or delivered by hand or overnight courier to the Paying Agent of the merger, Securities Transfer Corporation, at the address set forth in the enclosed Letter of Transmittal. Please read and follow carefully the instructions set forth in the enclosed Letter of Transmittal to obtain payment for your shares of Common Stock.

Former stockholders of MSEL who do not wish to accept the Common Stock Merger Price have the right under Delaware law to seek an appraisal of the fair cash value of their Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, in the Delaware Court of Chancery (the “Court of Chancery”).

Section 262 of the DGCL provides the procedure by which persons who were stockholders of MSEL at the time of the Merger may seek an appraisal of their shares of Common Stock in lieu of accepting the Common Stock Merger Price. The value determined by the Court of Chancery for the shares of Common Stock, may be more than, less than or the same as the Common Stock Merger Price. In order to qualify for these rights, you must make a written demand for appraisal within 20 days after the date of mailing of this Notice of Merger and Appraisal Rights and otherwise comply with the procedures for exercising appraisal rights set forth in the DGCL. A summary of your appraisal rights in connection with the Merger is set forth below and in Item 4 of the Schedule 13E-3; however, the summary contained below and in the Schedule 13E-3 is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is set forth as Appendix A hereto. Any failure to comply with the terms of Section 262 of the DGCL will result in an irrevocable loss of your appraisal rights. You should carefully read Section 262 of the DGCL, particularly the procedural steps required to perfect appraisal rights, because failure to strictly comply with the procedural requirements set forth in Section 262 of the DGCL will result in a loss of appraisal rights. YOU ARE URGED TO CONSULT WITH YOUR OWN ATTORNEY REGARDING THE APPRAISAL RIGHTS AVAILABLE TO FORMER MSEL STOCKHOLDERS, AND THE PROCESS TO PERFECT YOUR APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL.

If you do NOT plan to seek an appraisal of all of your shares of MSEL Common Stock, MSEL and Saints request that you execute (or, if you are not the record holder of such shares, to arrange for such record holder or such holder’s duly authorized representative to execute) and mail postage paid the enclosed Letter of Transmittal to the Paying Agent at the address set forth in the Letter of Transmittal. You should note that surrendering to MSEL certificates for your shares of Common Stock will constitute a waiver of your appraisal rights under the DGCL.

You should note that the method of delivery of the Letter of Transmittal and/or any other required documentation is at the election and risk of the former stockholder. If the decision is made to send the Letter of Transmittal by mail, it is recommended that such Letter of Transmittal be sent by registered mail, properly insured, with return receipt requested.

Appraisal Procedure

This Notice of Merger and Appraisal Rights affords you the notice required by Section 262(d)(2) of the DGCL. The right to appraisal will be lost unless it is perfected by full and precise satisfaction of the requirements of Section 262 of the DGCL, the text of which is set forth in full in Appendix A attached to this Notice of Merger and Appraisal Rights. Mere failure to execute and return the enclosed stock power or lost stock affidavit along with your stock certificate(s) to MSEL does NOT satisfy the requirements of Section 262; rather, a separate written demand for appraisal must be properly executed and delivered to MSEL as described below.

Under the DGCL, record holders of shares of Common Stock as of the Effective Date (the “Record Date”) who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares of Common Stock appraised by the Court of Chancery and to receive payment of the fair value of their shares of Common Stock together with interest, if any, as determined by the Court of Chancery. The fair value as determined by the Court of Chancery is exclusive of any element of value arising from the accomplishment or expectation of the Merger. The following is a summary of certain of the provisions of Section 262 of the DGCL and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, a copy of which is attached hereto as Appendix A.

You have the right, on or prior to [●], 2013 (i.e., within 20 days after the date of this Notice of Merger and Appraisal Rights written above), to demand in writing from MSEL an appraisal of your shares of Common Stock. Such demand will be sufficient if it reasonably informs MSEL of the identity of the stockholder making the demand and that the stockholder intends thereby to demand an appraisal of the fair value of his or her shares of Common Stock. Failure to make such a timely demand will foreclose your right to appraisal. All written demands for appraisal of shares of Common Stock should be sent or delivered to MSEL at the following address:

Attn: Terry A. Tevis

Investor Relations

Merisel, Inc.

132 W. 31st Street, 8th Floor

New York, NY 10001

Only a holder of record of shares of Common Stock as of the Record Date, or a person duly authorized and explicitly purporting to act on his, her, or its behalf, is entitled to assert appraisal rights for the shares of Common Stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder’s name appears in the stock register of MSEL.

 A beneficial owner of shares of Common Stock held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Securities held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security deposit, such as The Depository Trust Company, Cede & Co. and others. Any beneficial owner desiring appraisal who holds shares of Common Stock through a brokerage firm, bank or other financial institution is responsible for ensuring that any demand for appraisal is made by the record holder of such shares. The beneficial owner of such shares of Common Stock who desires appraisal should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of such shares, which may be the nominee of a central security depository if the shares of Common Stock have been so deposited. As required by Section 262 of the DGCL, a demand for appraisal must reasonably inform MSEL of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention thereby to demand appraisal of such shares of Common Stock.

A demand for appraisal signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other person acting in a fiduciary or representative capacity must identify the record owner(s) and must be signed in such person’s fiduciary or representative capacity. If the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners.

A record holder such as a broker holding shares of Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares of Common Stock as to which appraisal is sought and where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock held in the name of the record owner.

Within 120 calendar days after the Effective Date, MSEL, or any stockholder entitled to appraisal rights under Section 262 of the DGCL who has complied with the foregoing procedures and who has not effectively withdrawn such stockholder’s demand, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the fair value of the shares of Common Stock of all such stockholders. In addition, a beneficial owner of shares of Common Stock as to which demand has been properly made and not effectively withdrawn, where such shares are held in a voting trust or by a nominee on behalf of such beneficial owner, may, in his, her, or its own name, file such a petition. MSEL is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the shares of Common Stock. Accordingly, a stockholder desiring to file such a petition is advised to file the petition on a timely basis, unless the stockholder receives notice that a petition already has been filed by MSEL or another stockholder seeking appraisal. If within the 120-day period, no petition shall have been filed as provided above, all rights to appraisal will cease and all of the stockholders who sought appraisal will become entitled to receive the Common Stock Merger Price without interest thereon.

Upon the filing of any such petition by a stockholder seeking appraisal, service of a copy thereof shall be made upon MSEL, MSEL shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares of Common Stock and with whom agreements as to the value of such shares have not been reached by MSEL.

 Within 120 calendar days after the Effective Date, any stockholder of record who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from MSEL a statement setting forth the aggregate number of shares of Common Stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 calendar days after a written request has been received by MSEL or within 10 calendar days after the expiration of the period for the delivery of demands for appraisal, whichever is later. In addition, a beneficial owner of shares of Common Stock as to which demand has been properly made and not effectively withdrawn, where such shares are held in a voting trust or by a nominee on behalf of such beneficial owner, may, in his, her, or its own name, request such written statement.

Upon the filing of the petition, the Register in Chancery, if so ordered by the Court of Chancery, shall give notice of the time and place fixed for the hearing on the petition by registered or certified mail to MSEL and all of the stockholders shown on the verified list. Such notice also shall be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or such other publications the Court of Chancery deems appropriate. The costs of these notices are borne by MSEL.

If a hearing on the petition is held, the Court of Chancery shall determine which stockholders are entitled to an appraisal of their shares of Common Stock. The Court of Chancery may require stockholders who have demanded an appraisal and who hold shares of Common Stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

The Court of Chancery shall conduct the appraisal proceeding in accordance with the Court of Chancery’s rules, including any rules specifically governing appraisal proceedings. The Court of Chancery will appraise the fair value of the shares of Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their shares of Common Stock as determined under Section 262 of the DGCL could be more than, less than or the same as, the amount per share of Common Stock that they would otherwise receive if they did not seek appraisal of such shares. The determination of the “fair value” of the shares of Common Stock shall be based upon all factors deemed relevant by the Court of Chancery. The Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Common Stock have been appraised. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest on the amount determined to be the fair value shall accrue from the Effective Date of the Merger through the date of the payment of the judgment, shall be compounded quarterly, and shall accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the Effective Date and the date of payment of the judgment. The costs of the action may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. The Court of Chancery may also order that all or a portion of the expenses incurred by any holder of shares of Common Stock in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all such shares entitled to appraisal.

 Upon application by MSEL or by any stockholder entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the verified list and who has submitted his, her or its certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he, she, or it is not entitled to appraisal rights.

The Court of Chancery shall direct the payment of the fair value of the shares of Common Stock together with interest, if any, by MSEL to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to MSEL or the Paying Agent of the certificates representing such stock. The Court of Chancery’s decree may be enforced as other decrees in the Court of Chancery may be enforced. No appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon terms which the Court of Chancery deems just. This shall not, however, affect the right of a stockholder who has not commenced an appraisal proceeding as to the shares of Common Stock or joined such an appraisal proceeding as a named party, to withdraw his, her, or its demand for appraisal within 60 days after the Effective Date and to accept the Common Stock Merger Price.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the Effective Date, be entitled to vote the shares of Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on the shares of Common Stock (except dividends or other distributions payable to holders of record of such shares, as of a date prior to the Effective Date).

If any stockholder who demands appraisal of shares of Common Stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the shares of Common Stock of such holder will be converted into the right to receive only the Common Stock Merger Price. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition is filed within 120 calendar days after the Effective Date. An appraisal demand may be withdrawn by a stockholder within 60 days after the Effective Date without the approval of MSEL, or thereafter with the approval of MSEL; provided that the stockholder shall not have commenced an appraisal proceeding with respect to the shares of Common Stock or joined such a proceeding as a named party. Upon the effective withdrawal of an appraisal demand by a stockholder, such stockholder will be entitled to receive only the Common Stock Merger Price. Once a petition for appraisal has been filed, such appraisal proceeding may not be dismissed as to any stockholder without the approval of the Court of Chancery.

The foregoing summary does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise their appraisal rights and is qualified in its entirety by express reference to Section 262 of the DGCL, the full text of which is attached hereto as Appendix A. You should carefully read Section 262 of the DGCL, particularly the procedural steps required to perfect appraisal rights, because failure to strictly comply with the procedural requirements set forth in Section 262 of the DGCL will result in a loss of appraisal rights. YOU ARE URGED TO CONSULT WITH YOUR OWN ATTORNEY REGARDING THE APPRAISAL RIGHTS AVAILABLE TO MSEL STOCKHOLDERS, AND THE PROCESS TO PERFECT YOUR APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL.

YOU ARE URGED TO READ APPENDIX A IN ITS ENTIRETY SINCE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

 Please contact MSEL at the address below for additional copies of this Notice of Merger and Appraisal Rights or if you have any questions regarding the matters set forth herein:

Attn: Terry A. Tevis

Investor Relations

Merisel, Inc.

132 W. 31st Street, 8th Floor

New York, NY 10001

Additional Information

In connection with the Merger, MSEL and certain of its affiliates filed with the U.S. Securities and Exchange Commission (the “SEC”) the Schedule 13E-3, which was mailed to the stockholders of MSEL along with this Notice of Merger and Appraisal Rights on or about [●], 2013.

In making your decision as to the exercise of appraisal rights, you are urged to review the Schedule 13E-3 and all related materials. A copy of the Schedule 13E-3 is enclosed herewith. In addition, copies of the Schedule 13E-3, including all amendments and supplements thereto, can be obtained at MSEL’s expense from MSEL if you are a bank or a broker. Finally, the Schedule 13E-3 is also available free of charge on the SEC’s website at http://www.sec.gov.

MSEL in the past has been subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith filed and furnished periodic and current reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such periodic and current reports, proxy statements and other information may be read and copied at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. MSEL’ filings with the SEC are also available to the public from commercial document-retrieval services and on the website maintained by the SEC at http://www.sec.gov.

Sincerely,

SAINTS CAPITAL GRANITE, L.P.

APPENDIX A

Section 262 of the Delaware General Corporation Law